U.S. SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON D.C. 20549

FORM 12b-25                                  SEC File Number: 0-23356
                                             CUSIP Number: 02368E101

                     NOTIFICATION OF LATE FILING

                             (Check One):
     [ ] Form 10-K  [ ] Form 11-K  [ ] Form 20-F  [X ] Form 10-KSB

     For Period Ended:   January 31, 1998
_________________________________________________________________

Read Attached Instruction Sheet Before Preparing Form. Please Print or Type. Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
_________________________________________________________________

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

_________________________________________________________________

PART I-REGISTRANT INFORMATION
_________________________________________________________________

     Full Name of Registrant       American Absorbents Natural Products, Inc.

     Former Name if Applicable     n/a
_________________________________________________________________

     Address of Principal Executive Office, (Street and Number)

     3800 Hudson Bend Road Ste. 300
_________________________________________________________________

     City, State and Zip Code

     Austin, Texas 78734





_________________________________________________________________

PART II-RULES 12B-25 (B) AND (C)
_________________________________________________________________

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [ ]  a.   The reasons described in reasonable detail in Part
               III of this form could not be eliminated without unreasonable effort or expense;

     [X]  b.   The subject annual report or semi-annual
               report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ]  c.   The accountant's statement or other exhibit
               required by Rule 12b-25(c) has been attached if applicable.


_________________________________________________________________

PART III-NARRATIVE
_________________________________________________________________

      The Company


_________________________________________________________________

PART IV-OTHER INFORMATION
_________________________________________________________________

     1. Name and telephone number of person to contact in regard to this notification

          David Redding 512-266-2481

     2.   Have all other periodic reports required under
          section 13 or 15(d) of the Securities Exchange
          Act of 1934 or section 30 of the Investment
          Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                          [X] Yes     [ ] No

     3. Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                          [ ] Yes     [x ] No

          If so:  attach an explanation of the
          anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.


 American Absorbents Natural Products, Inc.
             (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.




Date: April 29, 1998      By_________________________________
                                 David Redding President